EXHIBIT 10.1

AMENDMENT NO. 4 TO THE INTERNATIONAL DRILLING CONTRACT-LAND

This AMENDMENT NO. 4 TO THE INTERNATIONAL DRILLING CONTRACT-LAND (hereinafter referred to as “Amendment No. 4”) is made and entered into as of April 23rd, 2010 (hereinafter referred to as the “Effective Date of Amendment No.4”) by and between:

- ZION OIL & GAS INC., a corporation organized under the laws of State of Delaware USA having offices at 6510 Abrams Road, Suite 300 Dallas, Texas 75231 USA and at 15 Bareket St. North Industrial Park Caesarea, 38900, Israel (hereinafter referred to as “Operator”), and

- ALADDIN MIDDLE EAST LTD., a corporation organized under the laws of State of Delaware USA having offices at 123 South Market, Wichita Kansas 67202 USA and at Sogutozu Caddesi No: 23 Balgat 06520 Ankara, Turkey (hereinafter referred to as “Contractor”).

Each of “Operator” and “Contractor” shall sometimes hereinafter individually be referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, Operator and Contractor entered into an International Daywork Drilling Contract-Land dated September 12, 2008, as amended by Amendment No. 1 dated December 7, 2008, Amendment No. 2 dated April 13, 2009, and Amendment No.3 dated December 17, 2009 (as so amended or modified the “Contract”) and a Protocol with respect to the Contract dated June 18, 2008, an Amendment to Protocol dated July 31, 2008, and a Protocol No. 2 dated December 7, 2008;

WHEREAS, Article 201 of the Contract provides that the term of the Contract shall be for a period of drilling at least one exploration well or an additional well to be mutually agreed by the Parties, unless terminated in accordance with Article 202 of the Contract;

WHEREAS, to date the Contractor has drilled the 'Ma'anit-Rehoboth #2' and the 'Elijah #3' wells of Operator;

WHEREAS, Operator now desires to have one more well (the ‘Ma'anit-Joseph #3’ well - hereinafter the “Well”) drilled by Contractor, and Contractor desires to drill such Well for Operator all in accordance with the terms and conditions of the Contract except as otherwise agreed in this Amendment No.4;

WHEREAS, Parties wish to extend the term of the Contract defined in Article 201 of the Contract to apply to the Well;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment No. 4 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Contract as follows:

1. DEFINITIONS

All terms in this Amendment No. 4 shall have the same meaning as in the Contract, unless otherwise defined in this Amendment No. 4.

2. TERM OF THE CONTRACT

The Parties hereby agree to extend the term of the Contract for the period necessary to drill the Well to a depth of 5,900 meters and complete any workover of the Well as may be determined by the Operator.

If for any reason whatsoever the Operator is unable to proceed or continue with drilling of the Well, the Operator is entitled to terminate the Contract forthwith upon notice to the Contractor.

3. TAXES

Article 608 of the Contract is hereby deleted in full and shall be read in its entirety as follows:

“608 TAXES

Contractor agrees to prepare and timely file all required income or other tax returns or declarations required by the government of the area where the Drilling Rig operates.”

The Parties declare that this amendment to Article 608 shall not apply retroactively and all rights and obligations of the parties accruing prior to this date under Article 608 shall remain in full force and effect.

4. STANDBY RATE & SET OFF

(a)              The Parties agree that until the Operating Rate or Moving Fee shall become applicable with respect to the Well (the “Commencement Date”), the Standby without Crew Rate shall be paid by Operator to the Contractor as of the Effective Date of Amendment No.4.

(b)           Notwithstanding that there has not occurred a demobilization of the Drilling Rig, the Operator has paid the Demobilization Fee in full as noted in Amendment No. 3. Therefore, the Parties hereby agree that the Operator will be entitled, at a mutually agreed future time, to set off or otherwise recover the sum of $550,000 paid as the Demobilization Fee.

(c )              Provided that the Commencement Date of the Well has not occurred, prior to initial payment to Contractor for the purchase of the Drilling Rig in accordance with such terms as shall be agreed pursuant to that certain MOU dated April 9, 2010 between the Parties concerning the establishment of a jointly held drilling operations entity, the Parties agree that the Standby Rate payable shall thereafter be reduced in accordance with a mutually agreed amount.

5. INSURANCE

The Contractor shall reimburse the Operator, upon demand and evidence of payment, for any sums expended by Operator for insurance coverage obtained, maintained and / or paid for by Operator which Contractor was or is obligated for under Appendix B of the Contract, but which was not obtained or maintained for any reason whatsoever by the Contractor; provided in all circumstances that Contractor instructed Operator to obtain and / or maintain such insurance coverage. Nothing herein shall imply or impose any liability, obligation or responsibility on Operator to obtain and maintain any insurance imposed on Contractor under the Contract; and Contractor is not relieved of any such obligation or responsibility.

On May 6, 2010 the Contractor instructed the Operator to obtain the following insurance coverage for the drilling rig on Contractor’s behalf: fire, burglary, earthquake, and natural disaster.

6.  ADVANCE

The Operator has advanced to the Contractor the sum of $750,000 (the “Advance”). The Advance shall be applied from time to time until full depletion, to any subsequent monies due and owing to Operator by the Contractor (other than for payment of the Standby without Crew Rate prior to the Commencement Date) under the Contract or otherwise.

7.   SURVIVAL OF TERMS

Unless otherwise stated in this Amendment No.4, all terms and conditions of the Contract shall remain in full force and effect.

This Amendment No.4 shall constitute an integral part of the Contract.

8. COUNTERPARTS

This Amendment No. 4 may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 4 to be signed by its duly authorized officer on date first noted above.

ZION OIL & GAS, INC.	ALADDIN MIDDLE EAST LTD.

/s/ Richard Rinberg	/s/ Huseyin Cetin Mumcuoglu
Richard Rinberg, CEO	Huseyin Cetin Mumcuoglu,
General Manager